Exhibit 99.1

UGC REPORTS FIRST QUARTER 2005 RESULTS

Record Q1 Subscriber Growth;

2005 Guidance Targets Confirmed

Denver, Colorado – May 10, 2005: UnitedGlobalCom, Inc. (“UGC”)(1) (NASDAQ: UCOMA), today announces operating and financial results for the three months ended March 31, 2005.

Highlights for the quarter compared to the same period last year include:

•                  Revenue growth of 46% to $798 million

•                  Operating Cash Flow growth of 37% to $279 million(2)

•                  Net RGU additions of 140,100 (using new method)(3), an increase of 101%

•                  Net loss of $(3) million compared to net loss of $(150) million

Mike Fries, President and Chief Executive Officer of UGC said, “We delivered excellent operating and financial results for the first quarter of 2005. We added 140,100 total RGUs during the period, which was more than double last year’s net additions in the first quarter, driven by robust broadband data and digital phone sales. At March 31, 2005, we had approximately 11.2 million consolidated RGUs and customer growth has remained strong early in the second quarter. As a result, we believe that we’re on track to meet or exceed our full year guidance for 600,000 net new RGUs(3).

“On a reported basis, revenue and Operating Cash Flow (OCF) in first quarter 2005 increased 46% and 37%, respectively, in part due to favorable foreign currency (FX) movements. Using the same FX rates in effect during last year’s first quarter, our revenue and OCF growth rates were 38% and 28% respectively, well ahead of our full year guidance targets of 20% growth for each of those performance measures.”

“We have made good progress recently on a number of our key strategic initiatives. In April, we closed on the merger or our Chilean subsidiary, VTR, with Métropolis-Intercom, which will strengthen our market leading position in broadband Internet, multi-channel video and triple-play services. We expect to benefit from a significant reduction in duplicative operating costs and other synergies as a result of the merger over the next 1-2 years. We also expect to generate meaningful synergies from merger of NTL Ireland’s business with our Chorus asset, if the transaction receives regulatory approval. The Republic of Ireland is one of the fastest growing economies in Western Europe and we are well positioned to participate in the rapid growth of broadband services there.”

“In Europe, UPC is poised for the rapid expansion of digital phone (VoIP) services across several new markets. In the meantime, digital phone sales remain strong, averaging over 5,000 per week in the Netherlands and Hungary, and we recently began our commercial VoIP launch in France. We are also aggressively increasing the speeds of our broadband Internet products across Europe beginning with 20+ Mbps “Extreme” products already launched in the Netherlands, Norway, Belgium, and Sweden. Finally, we recently announced our plans to migrate all of our cable subscribers to digital in the Netherlands, which we expect to begin in the fourth quarter of 2005.  As a result of this initiative, we expect to eventually deploy over 2 million digital set-top boxes and enhance our leading position in the Dutch pay-TV marketplace.”

(1)               Also referred to as the “Company”, “we, “us”, “our”, and similar terms.

(2)               Please see page 11 for an explanation of Operating Cash Flow and a reconciliation of Operating Cash Flow to Net Income (Loss).

(3)               RGUs or Revenue Generating Units as determined by our “new” methodology to eliminate the double counting of digital video RGUs. Please see footnote (4) on page 14 for more detail.

First Quarter 2005 Results

Our consolidated operating subsidiaries in Europe include UPC Broadband - our cable television and broadband division with operations in 13 countries, and chellomedia - our media and programming division, which also includes our Competitive Local Exchange Carrier (CLEC), Priority Telecom. In Latin America, our primary operation is VTR, our cable television and broadband provider in Chile. Please refer to the end of this press release for additional segment financial information.

Revenue

Revenue for the quarter ended March 31, 2005 was $798 million, an increase of 46% or $251 million compared to the same period in 2004. Excluding the impact of foreign exchange movements, currency adjusted year-over-year revenue growth was 38% for first quarter 2005, well ahead of our 20% full year 2005 guidance target, as a result of higher average monthly revenue per subscriber (ARPU) and RGU growth. Excluding FX movements as well as acquisitions, organic revenue growth for the first quarter 2005 was 13% compared to the same period last year. Please refer to the table on page 9 for additional information.

Total European revenue increased 50% to $711 million for the quarter ended March 31, 2005 compared to the same period last year, primarily due to a 49% increase in our core triple play operation, UPC Broadband. Excluding acquisitions (primarily Noos and Chorus), revenue in Western Europe increased 16% compared to the same period in 2004, while sales in Central and Eastern Europe increased 36% on the same basis. In Chile, revenue at VTR increased 18% for the first quarter 2005 compared to same period last year.

Average monthly revenue (ARPU) per RGU, excluding acquisitions, for the three months ended March 31, 2005 was $21.22, an increase of 13% compared to the same period in 2004. Excluding foreign currency movements, the organic increase in ARPU per RGU was approximately 8.6% year-over-year. ARPU per customer relationship was $26.56 for the three months ended March 31, 2005, an increase of 18% from $22.52 compared to the same period in 2004.  Excluding foreign currency movements, the organic increase in ARPU per customer relationships was 13%.

Operating Cash Flow

Operating Cash Flow (OCF) for the quarter ended March 31, 2005 was $279 million, an increase of 37% compared to the prior year. Excluding the impact of FX movements, our OCF growth was 28% compared to the prior year period, significantly above our guidance target of 20% OCF growth for the full year. On an organic basis (excluding FX and the impact of acquisitions), OCF growth was 11% year-over-year. Excluding approximately $7 million of charges associated with the potential business combination with Liberty Media International, our organic cash flow growth rate for the quarter would have been 15%. Please refer to the table on page 10 for additional information.

Total European OCF increased 43% to $261 million for the quarter ended March 31, 2005, primarily due to a 39% increase at UPC Broadband. OCF in Western Europe increased 36% to $219 million (including Noos and Chorus), while OCF in Central and Eastern Europe increased 43% to $68 million. Excluding acquisitions (primarily Noos and Chorus), OCF in Western Europe increased 17% to $188 million. In Chile, OCF for the quarter ended March 31, 2005 increased 23% to $31 million.

For the quarter ended March 31, 2005, our consolidated OCF margin was 35.0% compared to 37.3% for the same period last year. On a sequential basis, however, our consolidated OCF margin increased by approximately 400 basis points compared to 31.0% in the fourth quarter of 2004 when our OCF margin suffered primarily as a result of costs associated with the settlement of a legal dispute for a Dutch programming contract (MovieCo). Excluding the results of Noos and Chorus and approximately $7 million of costs associated with the potential business combination with Liberty Media International, our first quarter overall OCF margin was 38.0% compared to 37.3% for the same period last year due primarily to the inclusion of results from lower margin broadband business in France and Ireland in the current period.

Net Income (Loss)

Net loss was $(3) million or ($0.00) earnings per share for the quarter ended March 31, 2005, which compares with a net loss of $(150) million or $(0.21) per share in last year’s first quarter.

Free Cash Flow and Capital Expenditures

Free Cash Flow (FCF) for the quarter ended March 31, 2005 was negative $35 million due in part to an approximate $50 million payment related to the litigation settlement of a Dutch programming contract (MovieCo). Excluding that payment, our FCF for the period would have been a positive $14 million, which compares to $36 million that we generated in last year’s first quarter. Subscriber acquisition costs and corresponding equipment costs were materially higher in this year’s first quarter compared to last year given the substantial increase in our net RGU additions.

Capital expenditures for the quarter ended March 31, 2005 were $167 million (21% of revenues) compared to $80 million (15% of revenues) for first quarter 2004. The primary reason for the increase was higher spending on customer premise equipment (CPE) due to the significant increase in RGU growth in first quarter 2005 compared to the same period last year, as well as foreign currency movements.

Balance Sheet, Leverage, and Liquidity

At March 31, 2005, total long-term debt was $4.9 billion and we had cash and cash equivalents (including short-term liquid investments) of $1.1 billion. Net debt to annualized Operating Cash Flow(4) or our consolidated leverage ratio was 3.4x compared to 3.1x for the same period in the prior year, primarily as a result of increased borrowings to finance acquisitions, which were financed with additional debt and cash on hand.

In addition to our cash balances, we currently have EUR 1.0 billion of availability under the revolvers of our European credit facility subject to covenant compliance. Together with the market value of our interests in the publicly traded securities of SBS Broadcasting and Austar United, and including our cash balances at March 31, 2005, our total liquidity was approximately $3.0 billion using the market values and FX rates in effect on that date.

Operating Statistics

Total RGUs were approximately 11.2 million at March 31, 2005. UGC management has recently implemented a change in how we analyze RGUs with respect to our video business. As a result, we no longer “double count” a digital video subscriber also as an analog video subscriber. We are providing our subscriber results under both this “new” method as well as our “old” method for comparative purposes.

During the first quarter we added 140,100 net new RGUs, which represents a 101% increase from last year’s first quarter RGU additions, primarily driven by strength in our broadband Internet and digital phone (VoIP) products in Europe. Under the “old method” of double counting digital RGUs currently used by most U.S. cable companies, we added 163,100 net new RGUs during the quarter, a 77% improvement compared to the same period last year. Over the past 12 months and excluding acquisitions, the Company has added 535,700 net new RGUs on an organic basis.

In terms of net additions by product, we added a total of 102,900 broadband Internet subscribers during the first quarter, including 88,300 in Europe and 14,500 in Chile. As of March 31, 2005, our broadband Internet subscriber base exceeds 1.5 million total RGUs. Telephony additions were 44,000 for the first quarter primarily driven by the early success of our digital phone (VoIP) launches in the Netherlands and Hungary. We expect our digital phone RGU additions to increase over the next several quarters as we launch the product across additional markets in Europe.

(4)               Represents net debt / annualized Operating Cash Flow for the three months ended March 31, 2005.

2005 Guidance

We are confirming all 2005 guidance targets as set forth in our Fourth Quarter and Full Year 2004 Results press release and presentation dated March 14, 2005, copies of which are available on our website at www.unitedglobal.com.

About UnitedGlobalCom

UGC is a leading international provider of video, voice, and broadband Internet services with operations in 16 countries, including 13 countries in Europe. Based on the Company’s operating statistics at March 31, 2005, UGC’s networks reached approximately 16.1 million homes passed and served over 11.2 million RGUs, including approximately 8.8 million video subscribers, 1.5 million broadband Internet subscribers, and 847,500 telephone subscribers.

Forward-Looking Statements: Except for historical information contained herein, this press release contains forward-looking statements, including guidance given for 2005, expectations about RGU growth, planned increases in the speed of our broadband internet products and anticipated cost savings and synergies from the recent VTR-Métropolis merger. The statement about the Company’s proposed business combination with Liberty Media International (“LMI”) and acquisition of NTL Ireland arealso forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward- looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include our ability to complete the proposed merger with LMI by obtaining the approval of holders of a majority of the aggregate voting power of our shares not beneficially owned by LMI, Liberty Media Corporation (“Liberty”) or any of their respective subsidiaries or any of the executive officers of directors of LMI, Liberty or the Company and satisfaction of other conditions necessary to close the merger, regulatory approval for the acquisition of NTL Ireland, continued use by subscribers and potential subscribers of the Company’s services, changes in the technology and competition, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and achieve assumed margins including, to the extent annualized figures imply forward-looking projections, continued performance comparable with the period annualized, as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any guidance and other forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Additional Information

Liberty Global, Inc. (“Liberty Global”) has filed a Registration Statement on Form S-4 containing a definitive joint proxy statement/prospectus related to the proposed business combination between LMI and UGC.  UGC STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE BUSINESS COMBINATION.  Investors may obtain a copy of the definitive joint proxy statement/prospectus and other documents related to the business combination free of charge at the SEC’s website (http://www.sec.gov).  In addition, copies of the definitive joint proxy statement/prospectus and other related documents filed by the parties to the merger may be obtained free of charge by directing a request to UnitedGlobalCom, Inc., 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237, Attention: Investor Relations Department, telephone: 303-770-4001.

Participants in Solicitation

The directors and executive officers of UGC and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed business combination.  Information regarding UGC’s directors and executive officers and other participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is available in the definitive joint proxy statement/prospectus contained in the above-referenced Registration Statement.

Please visit www.unitedglobal.com for further information or contact:

Richard S.L. Abbott	Claire Appleby
Investor Relations – UGC	Investor Relations – UGC Europe
(303) 220-6682	+44 20 7 838 2004
Email: ir@unitedglobal.com	Email: ir@ugceurope.com

Bert Holtkamp
Corporate Communications – UGC Europe
+ 31 (0) 20 778 9447
communications@ugceurope.com

UnitedGlobalCom, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except par value and number of shares)

(Unaudited)

	March 31, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$1,066,084	$1,028,993
Restricted cash	16,866	43,640
Short-term liquid investments	18,361	48,965
Trade receivables, net	177,375	184,222
Other receivables	66,874	134,110
Other current assets, net	150,171	98,525
Total current assets	1,495,731	1,538,455
Long-term assets:
Investments in affiliates, accounted for using the equity method	311,845	345,790
Other investments	277,819	262,091
Property and equipment, net	3,984,935	4,193,095
Goodwill	2,176,803	2,170,705
Intangible assets, net	414,573	445,172
Other assets, net	216,646	178,989
Total assets	$8,878,352	$9,134,297
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$313,866	$345,535
Accrued liabilities	409,160	462,927
Subscriber advance payments and deposits	343,903	332,765
Accrued interest	32,403	88,608
Notes payable, related party	103,990	108,414
Current portion of debt	7,138	34,325
Other current liabilities	50,784	49,675
Total current liabilities	1,261,244	1,422,249
Long-term liabilities:
Long-term portion of debt	4,791,246	4,818,583
Other long-term liabilities	395,277	375,103
Total liabilities	6,447,767	6,615,935
Commitments and contingencies
Minority interests in subsidiaries	88,978	96,378
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, nil shares issued and outstanding	—	—
Class A common stock, $0.01 par value, 1,000,000,000 shares authorized, 413,455,479 and 413,206,357 shares issued, respectively	4,134	4,132
Class B common stock, $0.01 par value, 1,000,000,000 shares authorized, 11,165,777 shares issued	112	112
Class C common stock, $0.01 par value, 400,000,000 shares authorized, 379,603,223 shares issued and outstanding	3,796	3,796
Additional paid-in capital	2,621,810	2,624,159
Deferred compensation	(10,671)	(1,851)
Treasury stock, at cost	(67,343)	(75,844)
Accumulated deficit	(359,173)	(356,314)
Accumulated other comprehensive income	148,942	223,794
Total stockholders’ equity	2,341,607	2,421,984
Total liabilities and stockholders’ equity	$8,878,352	$9,134,297

UnitedGlobalCom, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Statements of Operations
Revenue	$798,286	$547,342
Operating costs and expenses:
Operating	(327,240)	(214,028)
Selling, general and administrative (“SG&A”)	(191,714)	(129,030)
Depreciation and amortization (operating)	(226,899)	(217,694)
Restructuring charges and other (operating)	(4,269)	(4,335)
Stock-based compensation (SG&A)	(8,738)	(61,852)
Operating income (loss)	39,426	(79,597)
Interest income	7,071	3,328
Interest expense	(72,179)	(71,733)
Foreign currency transaction losses, net	(48,132)	(21,852)
Realized and unrealized gains (losses) on derivative instruments, net	75,339	(4,025)
(Losses) gains on extinguishment of debt	(11,980)	31,916
Gains on sale of investments	28,300	46
Share in results of affiliates, net	(2,380)	(2,213)
Other expense, net	(659)	(7,298)
Income (loss) before income taxes and other items	14,806	(151,428)
Income tax (expense) benefit, net	(21,903)	1,293
Minority interests in losses of subsidiaries and other, net	4,238	470
Net income (loss)	$(2,859)	$(149,665)
Earnings per share:
Basic and diluted earnings (loss) per share	$(0.00)	$(0.21)

Statements of Comprehensive Income (Loss)
Net income (loss)	$(2,859)	$(149,665)
Other comprehensive income (loss):
Foreign currency translation adjustments	(91,324)	(48,091)
Net unrealized gains on available-for-sale securities	26,575	19,438
Reclassification adjustment for gains on available-for-sale securities included in net income	—	—
Other comprehensive income (loss) before income taxes	(64,749)	(28,653)
Provision for income taxes related to net unrealized gains on available-for-sale securities	(10,103)	—
Other comprehensive income (loss)	(74,852)	(28,653)
Comprehensive income (loss)	$(77,711)	$(178,318)

UnitedGlobalCom, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Cash Flows from Operating Activities
Net income (loss)	$(2,859)	$(149,665)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	226,899	217,694
Impairment of long-lived assets, restructuring charges and other	4,269	4,335
Stock-based compensation	(1,339)	61,852
Accretion of interest on senior notes and amortization of deferred financing costs	10,879	3,186
Unrealized foreign currency transaction gains, net	25,159	13,100
Realized and unrealized (gains) losses on derivative instruments	(75,339)	4,025
Losses (gains) on extinguishment of debt	11,980	(31,916)
Gains on sale of investments	(28,300)	(46)
Deferred income tax expense (benefit), net	5,816	(5,247)
Minority interests in losses of subsidiaries and other, net	(4,238)	(470)
Share in results of affiliates, net	2,380	2,213
Other non-cash items	—	6,894
Change in assets and liabilities:
Change in receivables and other assets	28,661	(17,554)
Change in accounts payable, accrued liabilities and other	(71,850)	7,370
Net cash flows from operating activities	132,118	115,771

Cash Flows from Investing Activities
Cash paid for acquisitions, net of cash acquired	(139,634)	—
Cash paid for acquisition, refunded by seller	56,493	—
Capital expenditures	(167,306)	(80,210)
Purchases of short-term liquid investments	(16,233)	(17,487)
Proceeds from sale of short-term liquid investments	46,869	—
Restricted cash released, net	26,019	6,105
Investments in and loans to affiliates	(907)	(50)
Proceeds from sale of investments in affiliates	35,439	—
Purchase of interest rate caps and swaps	(2,559)	(14,198)
Settlement of interest rate caps and swaps	(542)	—
Dividends received from affiliates	9,840	4,801
Other	3,631	24
Net cash flows from investing activities	(148,890)	(101,015)

Cash Flows from Financing Activities
Issuance of common stock	1,016	1,076,264
Proceeds from issuance of debt	3,327,594	18,773
Repayments of debt	(3,184,973)	(113,557)
Financing costs	(44,261)	(21,071)
Net cash flows from financing activities	99,376	960,409

Effects of Exchange Rates on Cash	(45,513)	(9,741)
Increase in Cash and Cash Equivalents	37,091	965,424
Cash and Cash Equivalents, Beginning of Period	1,028,993	310,361
Cash and Cash Equivalents, End of Period	$1,066,084	$1,275,785

Revenue

The following table provides an analysis of our revenue by business segment for the three months ended March 31, 2005 and 2004 (in thousands, except percentages). The first two columns present our consolidated revenue for each comparative period. The third and fourth columns present the U.S dollar change and percent change, respectively, from period to period. The fifth and sixth columns present the U.S. dollar change and percent change, respectively, after removing foreign currency translation effects, or “F/X.” These columns demonstrate what the revenue change would have been had exchange rates remained the same as the comparative period in the prior year. These amounts are based on the Euro for the Netherlands, Austria, France, Ireland, Belgium, chellomedia, UGC Europe corporate and other, Norwegian Krone for Norway, Swedish Krona for Sweden, Slovenian Tolar for Slovenia, Hungarian Forint for Hungary, Polish Zloty for Poland, Czech Koruna for Czech Republic, Slovak Koruna for Slovak Republic, Romanian Leu for Romania, Chilean Peso for Chile, and U.S. dollars for Brazil, Peru and other and UGC corporate.

	Three Months Ended March 31,
			Increase (Decrease)		Increase (Decrease) Excluding F/X Effects
	2005	2004	$	%	$	%
Europe (UGC Europe):
UPC Broadband
The Netherlands	$201,442	$171,595	$29,847	17.4%	$20,420	11.9%
Austria	83,448	74,720	8,728	11.7%	4,857	6.5%
France (excluding Noos)	36,964	31,245	5,719	18.3%	3,999	12.8%
France (Noos)	94,894	—	94,894	—	94,894	—
Norway	32,028	25,616	6,412	25.0%	3,509	13.7%
Sweden	24,281	21,987	2,294	10.4%	901	4.1%
Belgium	10,122	8,971	1,151	12.8%	682	7.6%
Ireland	23,261	—	23,261	—	23,261	—
Total Western Europe	506,440	334,134	172,306	51.6%	152,523	45.6%
Hungary	67,379	50,695	16,684	32.9%	9,733	19.2%
Poland	34,729	23,172	11,557	49.9%	4,750	20.5%
Czech Republic	25,058	19,398	5,660	29.2%	2,405	12.4%
Slovak Republic	10,008	7,973	2,035	25.5%	1,013	12.7%
Romania	8,833	6,076	2,757	45.4%	1,659	27.3%
Slovenia	4,099	—	4,099	—	4,099	—
Total Central and Eastern Europe	150,106	107,314	42,792	39.9%	23,659	22.0%
Corporate and other	10,943	6,699	4,244	63.4%	3,731	55.7%
Total UPC Broadband	667,489	448,147	219,342	48.9%	179,913	40.1%
chellomedia
Priority Telecom	33,363	30,131	3,232	10.7%	1,687	5.6%
Media (including ZoneVision)	27,808	6,784	21,024	309.9%	19,728	290.8%
Investments	235	219	16	7.3%	5	2.3%
Total chellomedia	61,406	37,134	24,272	65.4%	21,420	57.7%
Intercompany eliminations	(17,880)	(11,656)	(6,224)	(53.4)%	(5,397)	(46.3)%
Total Europe	711,015	473,625	237,390	50.1%	195,936	41.4%
Latin America:
Broadband
Chile (VTR)	84,889	71,683	13,206	18.4%	11,829	16.5%
Brazil, Peru and other	2,077	2,034	43	2.1%	43	2.1%
Total Latin America	86,966	73,717	13,249	18.0%	11,872	16.1%
Corporate and other	305	—	305	—	305	—
Total UGC	$798,286	$547,342	$250,944	45.8%	$208,113	38.0%

Operating Cash Flow

The following table provides an analysis of our Operating Cash Flow by business segment for the three months ended March 31, 2005 and 2004 (in thousands, except percentages). The first two columns present our Operating Cash Flow by segment for each comparative period. The third and fourth columns present the U.S dollar change and percent change, respectively, from period to period. The fifth and sixth columns present the U.S. dollar change and percent change, respectively, after removing foreign currency translation effects. These columns demonstrate what the Operating Cash Flow change would have been had exchange rates remained the same as the comparative period in the prior year. These amounts are based on the Euro for the Netherlands, Austria, France, Belgium, Ireland, chellomedia, UGC Europe corporate and other, Norwegian Krone for Norway, Swedish Krona for Sweden, Slovenian Tolar for Slovenia, Hungarian Forint for Hungary, Polish Zloty for Poland, Czech Koruna for Czech Republic, Slovak Koruna for Slovak Republic, Romanian Leu for Romania, Chilean Peso for Chile, and U.S. dollars for Brazil, Peru and other and UGC corporate.

	Three Months Ended March 31,
			Increase (Decrease)		Increase (Decrease) Excluding F/X Effects
	2005	2004	$	%	$	%
Europe (UGC Europe):
UPC Broadband
The Netherlands	$113,168	$97,654	$15,514	15.9%	$10,270	10.5%
Austria	39,418	34,831	4,587	13.2%	2,752	7.9%
France (other than Noos)	5,939	3,861	2,078	53.8%	1,803	46.7%
France (Noos)	23,810	—	23,810	—	23,810	—
Norway	12,587	8,742	3,845	44.0%	2,701	30.9%
Sweden	11,749	10,851	898	8.3%	228	2.1%
Belgium	5,287	4,760	527	11.1%	281	5.9%
Ireland	6,778	—	6,778	—	6,778	—
Total Western Europe	218,736	160,699	58,037	36.1%	48,623	30.3%
Hungary	30,175	22,238	7,937	35.7%	4,826	21.7%
Poland	13,601	8,423	5,178	61.5%	2,510	29.8%
Czech Republic	12,223	9,825	2,398	24.4%	815	8.3%
Slovak Republic	5,313	3,884	1,429	36.8%	889	22.9%
Romania	4,549	2,879	1,670	58.0%	1,106	38.4%
Slovenia	1,761	—	1,761	—	1,761	—
Total Central and Eastern Europe	67,622	47,249	20,373	43.1%	11,907	25.2%
Corporate and other	(29,479)	(23,320)	(6,159)	(26.4)%	(4,804)	(20.6)%
Total UPC Broadband	256,879	184,628	72,251	39.1%	55,726	30.2%
chellomedia
Priority Telecom	4,808	4,446	362	8.1%	138	3.1%
Media	(152)	(6,195)	6,043	(97.5)%	6,053	(97.7)%
Investments	(301)	119	(420)	(352.9)%	(406)	(341.2)%
Total chellomedia	4,355	(1,630)	5,985	(367.2)%	5,785	(354.9)%
Total Europe	261,234	182,998	78,236	42.8%	61,511	33.6%
Latin America:
Broadband
Chile (VTR)	30,675	25,030	5,645	22.6%	5,182	20.7%
Brazil, Peru and other	306	90	216	240.0%	216	240.0%
Total Latin America	30,981	25,120	5,861	23.3%	5,398	21.5%
Corporate and other	(12,883)	(3,834)	(9,049)	(236.0)%	(9,049)	(236.0)%
Total UGC	$279,332	$204,284	$75,048	36.7%	$57,860	28.3%

Operating Cash Flow Definition and Reconciliation

Operating Cash Flow is the primary measure used by our chief operating decision makers to evaluate segment operating performance and to decide how to allocate resources to segments. As we use the term, Operating Cash Flow is defined as revenue less operating, selling, general and administrative expenses (excluding depreciation and amortization, impairment of long-lived assets, restructuring charges and other and stock based compensation). We believe Operating Cash Flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe Operating Cash Flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking between segments in the different countries in which we operate and identify strategies to improve operating performance. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within Operating Cash Flow distorts their ability to efficiently assess and view the core operating trends in our segments. In addition, our internal decision makers believe our measure of Operating Cash Flow is important because analysts and other investors use it to compare our performance to other companies in our industry. We reconcile the total of the reportable segments’ Operating Cash Flow to our consolidated net income as presented in our consolidated statements of operations, because we believe consolidated net income is the most directly comparable financial measure to total segment operating performance. Investors should view Operating Cash Flow as a supplement to, and not a substitute for, operating income, net income, cash flow from operating activities and other GAAP measures of income as a measure of operating performance.

We are unable to provide a reconciliation of forecasted Operating Cash Flow to the most directly comparable GAAP measure, net income (loss), because certain items are out of our control and/or cannot be reasonably predicted.  For example, it is impractical to: (1) estimate future fluctuations in interest rates on our variable-rate debt facilities; (2) estimate the fluctuations in exchange rates relative to the U.S. dollar and its impact on our results of operations; (3) estimate the financial results of our non-consolidated affiliates; and (4) estimate changes in circumstances that lead to gains and/or losses such as sales of investments in affiliates and other assets. Any and/or all of these items could be significant to our financial results.

The table below highlights the reconciliation of Operating Cash Flow to Net income (loss):

(thousands)	3 months Q1 2005	3 months Q1 2004	3 months Q4 2004
Total segment Operating Cash Flow	$279,332	$204,284	$231,743
Depreciation and amortization	(226,899)	(217,694)	(256,745)
Restructuring charges and other	(4,269)	(4,335)	(41,541)
Stock-based compensation	(8,738)	(61,852)	(52,767)
Operating income (loss)	39,426	(79,597)	(119,310)
Interest expense, net	(65,108)	(68,405)	(77,653)
Realized and unrealized gains (losses) on derivative instruments, net	75,339	(4,025)	(96,976)
Foreign currency transaction losses, net	(48,132)	(21,852)	53,392
(Losses) gains on extinguishment of debt	(11,980)	31,916	—
Gains on sale of investments	28,300	46	12,096
Share in results of affiliates, net	(2,380)	(2,213)	5,766
Other expense, net	(659)	(7,298)	(3,682)
Income (loss) before income taxes and other items	14,806	(151,428)	(226,367)
Income taxes and other	(17,665)	1,763	125,259
Net income (loss)	$(2,859)	$(149,665)	$(101,108)

Free Cash Flow Definition and Reconciliation

Free Cash Flow is not a GAAP measure of liquidity. We define Free Cash Flow as net cash flows from operating activities less capital expenditures. We believe our presentation of free cash flow provides useful information to our investors because it can be used to gauge our ability to service debt and fund new investment opportunities. Investors should view free cash flow as a supplement to, and not a substitute for, GAAP cash flows from operating, investing and financing activities as a measure of liquidity.

The table below highlights the reconciliation of net cash flows from operating activities and Free Cash Flow:

(thousands)	3 months Mar-05	3 months Mar-04	Year/Year Change	3 months Dec-04	Sequential Change
Net cash flows from operating activities	$132,118	$115,771	14%	$213,858	-38%
Capital expenditures	(167,306)	(80,210)	109%	(175,179)	-4%
Free cash flow	$(35,188)	$35,561	-199%	$38,679	-191%

UPC Distribution, B.V.

The following table is provided for informational purposes only to highlight revenue and Operating Cash Flow of UPC Distribution, B.V. (UPCD). UPCD is the borrower of record on our European Credit Facility.

Revenue (in thousands of Euros)	3 months Mar-05	3 months Dec-04	Sequential Change (%)
Triple Play:
The Netherlands	153,474	152,839	0.4%
Austria	63,577	60,593	4.9%
Belgium	7,712	7,937	-2.8%
Czech Republic	19,091	16,656	14.6%
Norway	24,401	24,242	0.7%
Hungary	51,334	47,982	7.0%
France (other than Noos)	28,162	26,922	4.6%
France (Noos)	72,297	73,899	-2.2%
Slovenia	3,123	—	n.a.
Poland	26,459	25,055	5.6%
Sweden	18,499	18,439	0.3%
Slovak	7,625	6,854	11.2%
Romania	6,730	6,347	6.0%
Total Triple Play UPC Broadband	482,484	467,765	3.1%
Corporate and Other	8,338	5,548	50.3%
Total UPC Holding BV	490,822	473,313	3.7%

Operating Cash Flow (in thousands of Euros)	3 months Mar-05	3 months Dec-04	Sequential Change (%)
Triple Play :
The Netherlands	86,223	80,665	6.9%
Austria	30,033	24,537	22.4%
Belgium	4,028	3,848	4.7%
Czech Republic	9,313	6,566	41.8%
Norway	9,590	8,550	12.2%
Hungary	22,991	19,325	19.0%
France (other than Noos)	4,525	2,354	92.2%
France (Noos)	17,378	18,750	-7.3%
Slovenia	1,342	—	n.a.
Poland	10,363	7,665	35.2%
Sweden	8,952	7,179	24.7%
Slovak	4,048	2,543	59.2%
Romania	3,466	2,153	61.0%
Total Triple Play UPC Broadband	212,252	184,135	15.3%
Corporate and Other	(16,697)	(11,394)	46.5%
Total UPC Holding BV	195,555	172,741	13.2%

The above selected historic financial data of UPCD (the “Unaudited Data”) contained herein are unaudited, were not reviewed by the Company’s certified public accountants and are subject to possible adjustments. The Unaudited Data represent management accounts prepared by the management of the Company. While presented with numerical specificity, the Unaudited Data were not prepared with a view to public disclosure. As such, the Unaudited Data should not be relied on, although management believes that the Unaudited Data is accurate.

In January 2005, we changed the structure of the internal organization to manage our Internet access business, called chello broadband, within the UPC Broadband division rather than within the chellomedia division. The segment information for the three months ended December 31, 2004 has been restated to reflect this change.

Consolidated Operating Statistics

The table below shows operating statistics for UGC on a consolidated basis:

	As of Mar-05	As of Dec-04	As of Sep-04	As of Jun-04	As of Mar-04	As of Dec-03	Growth vs. 4Q04 (1)	Growth vs. 1Q04 (1)
Video
Homes Passed	16,129,800	15,956,900	15,510,100	12,323,500	12,288,800	12,260,100	49,200	202,200
Basic Analog Subscribers	7,677,200	7,604,500	7,443,300	6,882,600	6,919,700	6,948,400	(34,300)	(39,500)
Basis Penetration	47.6%	47.7%	48.0%	55.8%	56.3%	56.7%	n.m.	n.m.
Quarterly Net Basic Subscriber Change (1)	(34,300)	46,100	(14,200)	(37,100)	(29,100)	36,200	n.m.	n.m.

Digital Subscribers	719,200	696,200	654,600	191,500	158,300	135,600	23,000	111,400
Digital Penetration	4.5%	4.4%	4.2%	1.6%	1.3%	1.1%	n.m.	n.m.
Quarterly Net Digital Subscriber Change (1)	23,000	27,100	28,100	33,200	22,700	6,200	n.m.	n.m.

DTH Subscribers	250,400	245,100	209,000	208,900	199,000	191,500	5,300	51,400

MMDS Subscribers	149,600	150,400	63,500	63,100	63,000	64,100	(800)	(2,400)

Broadband Internet
Broadband Internet Homes Serviceable	10,536,700	10,303,100	10,032,200	7,326,900	7,127,100	7,045,000	51,400	652,900
Broadband Internet Subscribers	1,514,400	1,401,100	1,299,800	1,031,000	983,300	922,700	102,900	309,600
Penetration	14.4%	13.6%	13.0%	14.1%	13.8%	13.1%	n.m.	n.m.
Quarterly Net Subscriber Change (1)	102,900	98,300	60,700	47,700	60,600	56,200	n.m.	n.m.

Telephone
Telephone Homes Serviceable	5,675,100	5,512,400	4,507,400	4,488,500	4,467,700	4,467,800	162,700	1,183,200
Telephone Subscribers	847,500	803,500	761,000	756,700	741,800	732,800	44,000	105,200
Penetration	14.9%	14.6%	16.9%	16.9%	16.6%	16.4%	n.m.	n.m.
Quarterly Net Subscriber Change (1)	44,000	42,000	4,300	14,900	9,000	15,100	n.m.	n.m.

Total RGUs	11,158,300	10,900,800	10,431,200	9,133,800	9,065,100	8,995,100	140,100	535,700
Quarterly Net Subscriber Change (1)	140,100	247,500	79,400	68,700	69,600	141,600	n.m.	n.m.
ARPU per RGU (2)	$21.22	$20.69	$18.98	$18.52	$18.71	$17.74	2.6%	13.4%
Constant ARPU per RGU (3)	$21.22	$21.08	$20.40	$20.17	$19.54	$19.51	0.7%	8.6%

Customer Relationships	9,235,800	9,108,000	8,739,200	7,633,200	7,625,000	7,624,300
ARPU per Customer Relationship (4)	$26.56	$25.62	$23.30	$22.51	$22.52	n.a.	3.7%	17.9%
Constant ARPU per Customer Relationship (5)	$26.56	$26.11	$25.04	$24.52	$23.51	n.a.	1.7%	13.0%

RGUs by region:
Europe (UGC Europe)	10,095,100	9,864,000	9,430,400	8,162,400	8,124,100	8,075,400	113,700	413,500
Chile (VTR)	1,031,400	1,004,800	968,900	939,700	909,400	888,500	26,600	122,000
Other	31,800	32,000	31,900	31,700	31,600	31,200	(200)	200
Total RGUs	11,158,300	10,900,800	10,431,200	9,133,800	9,065,100	8,995,100	140,100	535,700

(1)        The net adds for each period as shown include the net gain from all operations, including acquisitions, but exclude the impact from acquisitions when they were originally acquired.

(2)        ARPU per RGU is for organic operations only and excludes acquisitions (i.e., Noos, Chorus and Telemach) and is calculated as follows: average monthly broadband revenue for the period as indicated, divided by the average of the opening and closing RGUs for the period.

(3)        Constant ARPU per RGU is for organic operations only and excludes acquisitions (i.e., Noos, Chorus and Telemach) and is calculated as follows: average monthly broadband revenue converted at the same average exchange rates for the three months ended March 31, 2005 for each period as indicated, divided by the average of the opening and closing RGUs for the period.

(4)        ARPU per Customer Relationship is for organic operations only and excludes acquisitions (i.e., Noos, Chorus and Telemach) and is calculated as follows: average monthly broadband revenue for the period as indicated, divided by the average of the opening and closing Customer Relationships for the period.

(5)        Constant ARPU per Customer Relationship is for organic operations only and excludes acquisitions (i.e., Noos, Chorus and Telemach) and is calculated as follows: average monthly broadband revenue converted at the same average exchange rates for the three months ended March 31, 2005 for each period as indicated, divided by the average of the opening and closing Customer Relationships for the period.

Capital Expenditures Update

The table below highlights our capital expenditures per NCTA cable industry guidelines:

(thousands)	3 months Mar-05	3 months Mar-04	Year/Year Change	3 months Dec-04	Sequential Change
Customer Premises Equipment	$48,110	$28,182	71%	$45,271	6%
Commercial	37	—	n.m.	—	n.m.
Scaleable Infrastructure	17,179	11,989	43%	27,744	-38%
Line Extensions	18,116	11,797	54%	12,096	50%
Upgrade/Rebuild	13,280	5,386	147%	17,920	-26%
Support Capital	36,079	17,221	110%	32,079	12%
Acquisitions (1)	22,147	0	n.m.	31,999	-31%
Intangibles & Other	12,358	5,635	119%	8,070	53%
Total Capital Expenditures	$167,306	$80,210	109%	$175,179	-4%
Capital Expenditures (% of Revenue)	21.0%	14.7%	43%	23.4%	-10%

(1)              Includes Noos, Chorus, Telemach and Zone Vision.

Consolidated Operating Data

March 31, 2005

	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)

Europe:
The Netherlands	2,629,500	2,505,600	2,272,200	2,902,300
France	4,588,700	3,358,800	1,616,700	1,831,200
Austria	948,700	945,500	575,600	902,500
Norway	487,800	250,200	344,800	417,400
Sweden	421,600	282,300	293,800	373,800
Ireland	317,900	29,400	201,300	202,200
Belgium	155,900	155,900	147,100	166,300
Total Western Europe	9,550,100	7,527,700	5,451,500	6,795,700
Poland	1,886,800	582,500	997,500	1,053,200
Hungary	1,011,500	706,600	940,700	1,023,900
Czech Republic	730,300	328,200	403,500	435,800
Romania	518,700	4,400	362,000	362,300
Slovak Republic	420,700	193,700	296,800	306,800
Slovenia	123,700	87,500	106,000	117,400
Total Central and Eastern Europe	4,691,700	1,902,900	3,106,500	3,299,400
Total Europe	14,241,800	9,430,600	8,558,000	10,095,100

Latin America:
Chile	1,805,800	1,082,000	649,000	1,031,400
Brazil	15,400	15,100	15,100	16,200
Peru	66,800	30,300	13,700	15,600
Total Latin America	1,888,000	1,127,400	677,800	1,063,200
Grand Total	16,129,800	10,558,000	9,235,800	11,158,300

Grand Total -Old Method	16,129,800	10,558,000	9,235,800	11,877,500

	Video				Internet		Telephone
	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)

Europe:
The Netherlands	2,213,400	55,200	—	—	2,505,600	420,900	2,380,900	212,800
France	963,200	537,500	—	—	3,358,800	260,400	707,800	70,100
Austria	463,700	37,200	—	—	945,400	249,500	912,200	152,100
Norway	311,200	31,000	—	—	250,200	52,800	153,200	22,400
Sweden	252,100	41,700	—	—	282,300	80,000	—	—
Ireland	95,300	16,600	—	89,000	19,700	900	24,200	400
Belgium	134,900	—	—	—	155,900	31,400	—	—
Total Western Europe	4,433,800	719,200	—	89,000	7,517,900	1,095,900	4,178,300	457,800
Poland	990,500	—	—	—	582,500	62,700	—	—
Hungary	719,700	—	146,000	—	706,600	85,300	426,100	72,900
Czech Republic	294,500	—	89,900	—	328,200	51,400	—	—
Romania	361,800	—	—	—	4,400	500	—	—
Slovak Republic	248,200	—	14,500	32,100	182,200	12,000	—	—
Slovenia	106,000	—	—	—	87,500	11,400	—	—
Total Central and Eastern Europe	2,720,700	—	250,400	32,100	1,891,400	223,300	426,100	72,900
Total Europe	7,154,500	719,200	250,400	121,100	9,409,300	1,319,200	4,604,400	530,700

Latin America:
Chile	510,400	—	—	13,400	1,082,000	190,800	1,070,700	316,800
Brazil	—	—	—	15,100	15,100	1,100	—	—
Peru	12,300	—	—	—	30,300	3,300	—	—
Total Latin America	522,700	—	—	28,500	1,127,400	195,200	1,070,700	316,800
Grand Total	7,677,200	719,200	250,400	149,600	10,536,700	1,514,400	5,675,100	847,500

Grand Total -Old Method	8,396,400	719,200	250,400	149,600	10,536,700	1,514,400	5,675,100	847,500

(1)     “Homes Passed” are homes that can be connected to our networks without further extending the distribution plant, except for DTH and MMDS homes. With respect to DTH, we do not count homes passed. With respect to MMDS, one home passed is equal to one MMDS subscriber.

(2)     “Two-way Homes Passed” are homes passed by our networks where customers can request and receive the installation of a two-way addressable set-top converter, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video and Internet services and, in some cases, telephony services.

(3)     “Customer Relationships” are the number of customers who receive at least one level of service without regard to which service(s) they subscribe.

(4)     “Revenue Generating Unit” is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and high-speed broadband Internet access service, the customer would constitute three RGUs. “Total RGUs” is the sum of Analog, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. In some cases, non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers choose to disconnect after their free service period. In addition, we recently modified our RGU count methodology whereby a Digital Cable Subscriber is not counted as an Analog Cable Subscriber as well, thereby reducing RGUs accordingly.

(5)     “Analog Cable Subscriber” is comprised of basic cable video customers that are counted on a per connection basis. We have approximately 1.34 million “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels. Commercial contracts such as hotels and hospitals are counted on an equivalent bulk unit (EBU) basis. EBU is calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As mentioned above, we no longer include a Digital Cable Subscriber as an Analog Cable Subscriber as well.

(6)     “Digital Cable Subscriber” is a customer with one or more digital converter boxes that receives our digital video service as just one customer. Prior to March 31, 2005, we counted certain customers, primarily at Noos, with two digital converter boxes as two customers, instead of one. As of March 31, 2005, we modified our methodology and adjusted our prior Digital Cable Subscriber count accordingly.

(7)     “DTH Subscriber” is a home or commercial unit that receives our video programming broadcast directly to the home via a geosynchronous satellite.

(8)     “MMDS Subscriber” is a home or commercial unit that receives our video programming via a multipoint microwave (wireless) distribution system.

(9)     “Internet Homes Serviceable” are homes that can be connected to our broadband networks, where customers can request and receive Internet access services.

(10)   “Internet Subscriber” is a home or commercial unit with one or more cable modems connected to our broadband networks, where a customer has requested and is receiving high-speed Internet access services.

(11)   “Telephony Homes Serviceable” are homes that can be connected to our networks, where customers can request and receive voice services.

(12)   “Telephony Subscriber” is a home or commercial unit connected to our networks, where a customer has requested and is receiving voice services.